Exhibit 6.28

Smart Decision, inc.

Promissory Note

$300,000	Boca Raton, FL 33431
December 8th, 2021

FOR VALUE RECEIVED, Smart Decision, Inc., a WY corporation (the “Company”), hereby promises to pay to the order of Cimarron Capital, Inc. (the “Payee”), at the address specified for notice below, or such other place as the Payee may designate to Company in writing from time to time, the principal sum of $ 300,000 in lawful money of the United States of America on December 8th , 2022; (the “Maturity Date”), in addition to all other amounts provided in this promissory note (this “Note”).

1.                              Purchase Price - $150,000 - Original Issuers Discount of 50%, Upon execution and delivery of this Note, the sum of $150,000 shall be remitted and delivered to, or on behalf of the Company by Payee.

2.                              Payment Terms

(a)            Interest. This Note shall bear interest at the annual rate of 8%.

(b)            Payment of Principal at Maturity. The principal of this Note and accrued interest shall be due and payable on December 8th, 2022.

(c)             Prepayment. The Company shall have the right to prepay this Note, along with accrued interest thereon, prior to the Maturity Date subject to 3-day prior notice to the Payee (“pre-pay notice”). During the pre-pay notice period, the Payee shall have the right to purchase per Section 3 (d) below. In the event that any scheduled payment date hereunder is a day on which banks in the State of New York are required or authorized to be closed, then the payment that would be due on such day shall instead be due and payable on the next day, which is not such a non-banking day, with additional interest for such delay at the rate then in effect hereunder.

(d)            Right to Purchase. For the period commencing December 8th, 2022, and terminating at Maturity of this Note, Payee shall have the right to exchange the principal plus accrued interest into shares of Company’s qualified Regulation A Offering under the Securities Act of 1933 (“Reg A”). The number of shares to be issued shall be determined by dividing the exchanged amount by the offering price of the Reg A. The Company at all times until the Note is satisfied in full, shall reserve from its authorized and unissued Common Stock, free from preemptive rights, 30,000,000 shares in the Payee’s Transfer Agent Letter entered into in connection with this Note (the “Reserved Amount”). The Company represents that upon issuance, the purchased Shares will be duly and validly issued, fully paid and non- assessable. The Company acknowledges that it will irrevocably instruct its transfer agent to reserve the Shares and agrees that this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates or electronically issuing shares of Common Stock to execute and issue the necessary certificates upon exchange notice for the Shares in accordance with the terms and conditions of this Note.

1

(e)            Right to Convert. The Payee shall have the right, at any time from the later of the date on the signature page attached hereto or the date that the Purchase Price is received by the Company (the “Issue Date”), so long as there are amounts outstanding under the Note, to convert all or any portion of the then outstanding and unpaid Principal Amount and interest (including any Default Interest) into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified, at a Conversion Price of .01 per share (a “Conversion”); provided, however, that in no event shall the Payee be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Payee and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Conversion Shares issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Payee and its affiliates of more than 4.99% of the then outstanding shares of Common Stock. For purposes of the proviso set forth in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, however, that the limitations on conversion may be waived (up to 9.99%) by the Payee upon, at the election of the Payee, not less than sixty-one (61) days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Payee, as may be specified in such notice of waiver). The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Company or Company’s transfer agent by the Payee; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company or Company’s transfer agent before 11:59 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the Principal Amount of this Note to be converted in such conversion plus (2) at the Payee’s option, accrued and unpaid interest, if any, on such Principal Amount at the Interest Rate to the Conversion Date.

3.                              Default. It shall be an event of default (“Event of Default”), and the entire unpaid principal of this Note and accrued interest shall become immediately due and payable upon the occurrence of any of the following events:

(a)            any failure on the part of the Company to make any payment under this Note when due, and such failure continues for five (5) days after the due date; accrued interest shall default to the maximum legal rate.

(b)            the Company’s commencement (or take any action for the purpose of commencing) of any proceeding under any bankruptcy, or for the reorganization of any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for the readjustment of any of the debts of any of the foregoing parties, under the Federal Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, by any of the foregoing parties, or against any of the foregoing parties;

(c)            a proceeding shall be commenced against the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against such party, or the proceeding is controverted but is not dismissed within thirty (30) days after the commencement thereof;

(d)           the appointment of a receiver, trustee or custodian for all or substantially all of the assets of the Company, which appointment remains in place for at least one hundred twenty (120) days, the dissolution or liquidation of the Company; or

(e)            the admission by the Company of its inability to pay its debts as they mature, or an assignment for the benefit of the creditors of the Company.

2

4.                              Waiver.

(a)            The Company and every endorser or guarantor, if any, of this Note regardless of time, order, or place of signing waive demand, presentment, protest, notice of protest, notice of dishonor with respect to this Note and notices of every kind and assent to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions and to any additions or releases of any other parties or persons primarily or secondarily liable with respect to this Note.

(b)            The parties hereto agree that a waiver of rights under this Note shall not be deemed to be made by a party hereto unless such waiver shall be in writing, duly signed by the applicable party, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of the parties hereto in any other respect at any other time.

(c)            IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE COMPANY WAIVES (TO THE FULL EXTENT PERMITTED BY LAW) ALL RIGHT TO A TRIAL BY JURY.

5.                              GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

6.                              Assignment of Note. The Company may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger with or into another corporation) without the prior written consent of Payee. The Note may be assigned at any time by the Payee.

7.                              Miscellaneous.

(a)            This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

(b)            Subject to the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

(c)            This Note and the agreements and documents referred to herein and therein constitute a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties with respect to this Note. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

(d)            The term “Payee” shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

(e)            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States of America) or by FedEx, Express Mail, or similar internationally recognized overnight delivery or courier service, or delivered in person or by facsimile, or similar telecommunications equipment, against receipt therefore at the address of such party set forth in this Section 7(e) (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7(e)).

3

Payee:	Cimarron Capital, Inc.
27 Barker Ave.
Apt 1004
White Plains, NY 10601
646-283-2100
peteraiello29@gmail.com

Company:	Smart Decision, Inc.
1825 Corporate Blvd,
Suite 110
Boca Raton, FL 33431
Phone: 877-267-6278
E-mail: info@smartdecisioninc.com

Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.

(f)             Time is of the essence under this Note.

(g)            All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to the Payee for the use of the money advanced or to be advanced hereunder exceed the maximum rate of interest allowed to be charged under applicable law (the “Maximum Legal Rate”). If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Legal Rate, then the obligation to pay interest hereunder shall be reduced to the Maximum Legal Rate; and if from any circumstance whatsoever, the Payee shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Legal Rate, such amount as would be excessive interest shall be applied to any other indebtedness of the Company to the Payee. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Company and the Payee with respect to the indebtedness evidenced hereby.

(h)            The Company represents and warrants that the issuance of this Note has been duly authorized by all necessary corporate and shareholder action and the execution, delivery and repayment of this Note does not and will not violate any agreement to which it is a party.

(i)             Most-Favored Nation. So long as this Note is outstanding, upon any issuance by the Company or any of its subsidiaries of any new security, with any term that the Payee reasonably believes is more favorable to the Payee of such security or with a term in favor of the Payee of such security that the Payee reasonably believes was not similarly provided to the Payee in this Note, then (i) the Company shall notify the Payee of such additional or more favorable term within one (1) business day of the issuance or amendment (as applicable) of the respective security, and (ii) such term, at Payee’s option, shall become a part of the transaction documents with the Payee (regardless of whether the Company complied with the notification provision of this Section 7(e). The types of terms contained in another security that may be more favorable to the Payee of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, and original issue discounts. If Payee elects to have the term become a part of the transaction documents with the Payee, then the Company shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Payee (the “Acknowledgment”) within one (1) business day of Company’s receipt of request from Payee, provided that Company’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

4

(j)             Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments which under the applicable law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under the applicable law in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by applicable law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the Issue Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by this the Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Holder’s election.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Note as of the date first set forth above.

Smart Decision, Inc. (“Company”)

/s/ Adam Green

Adam Green, CEO

Cimarron Capital, Inc. (“Payee”)

/s/ Peter Aiello

Name: Peter Aiello

Title: CEO

5